Exhibit 99.1

Scientific Games Announces New General Counsel Grier Raclin

NEW YORK, September 30, 2011 - Scientific Games Corporation (Nasdaq: SGMS) today announced that Grier C. Raclin will join the Company as Senior Vice President and General Counsel, effective October 1, 2011. Mr. Raclin will succeed Ira H. Raphaelson, Vice President, General Counsel and Secretary of the Company, who is leaving the Company as previously announced.

Mr. Raclin most recently served as Of Counsel at Thompson Coburn LLP, where he represented clients in the negotiation of commercial and financial transactions.  Previously, he served as Executive Vice President, General Counsel and later Chief Administrative Officer of Charter Communications, Inc., one of the nation’s largest cable television operators.  Prior to joining Charter in 2005, Mr. Raclin was Executive Vice President and Chief Legal Officer of Savvis, Inc., an international provider of IT outsourcing, virtual private networks, managed hosting and internet services to commercial enterprises worldwide. Before joining Savvis in 2003, Mr. Raclin was Executive Vice President, Chief Administrative Officer and General Counsel of Global TeleSystems, Inc., a London-based provider of international voice, mobile and data services to businesses throughout Eastern and Western Europe, Russia and Asia.

Prior to moving in-house at Global TeleSystems in 1997, Mr. Raclin was in private practice for 17 years, most recently as Vice-Chairman and a Managing Partner of Gardner, Carton & Douglas in Chicago, IL and Washington, DC.  Mr. Raclin received his Bachelor of Arts in Philosophy cum laude from Northwestern University and his Juris Doctorate from Northwestern University Law School.

“We are pleased to add such a seasoned professional to our executive team,” said Lorne Weil, Chairman and Chief Executive Officer of Scientific Games.  “Grier is known as an effective and decisive leader and he has successfully managed several complex domestic and international transactions.  I’m confident that Grier’s extraordinary legal experiences in large multinational publicly traded corporations will provide strong leadership as we move forward with our core strategies.”

Upon joining the Company, Mr. Raclin will receive 50,000 restricted units (RSUs) and a stock option to purchase 150,000 shares of the Company’s common stock (with an exercise price equal to the market value of the Company’s stock on the date of grant, and a ten-year term), which awards are scheduled to vest in one-fourth increments on each of the first four anniversaries of the date of the grant. The RSUs and stock option were approved as employment inducement grants pursuant to Nasdaq Marketplace Rule 5635(c)(4).

About Scientific Games

Scientific Games Corporation is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Scientific Games’ integrated array of products and services includes instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming machines and associated gaming control systems. For more information, please visit our website at www.scientificgames.com.

Company Contact:

Cindi Buckwalter, Investor Relations

(212) 754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flows to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, joint ventures and strategic investments and relationships; failure of the Company’s Northstar joint venture to meet the net income targets or otherwise realize the anticipated benefits under its private management agreement with the Illinois Lottery; seasonality; inability to identify and capitalize on trends and changes in the lottery and gaming industries; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in our periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.